UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 22, 2013

ACL I Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	333-178345	27-4241534
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1701 E. Market Street, Jeffersonville, Indiana	47130
(Address of principal executive offices)	(Zip Code)

(812) 288-0100

(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

Increased Commitment under ABL Credit Facility

On March 22, 2013, Commercial Barge Line Company (“CBLC”) and certain of its subsidiaries exercised in full the accordion feature of its Credit Agreement, dated December 21, 2010, among CBLC, certain subsidiaries of CBLC from time to time party thereto as borrowers, American Commercial Lines Inc., as parent (“ACLI”), Wells Fargo Capital Finance, LLC, as administrative agent (the “ABL Agent”) and security trustee, and the lenders from time to time party thereto (the “ABL Credit Facility”), pursuant to the Third Amendment to Credit Agreement, dated March 22, 2013 (the “ABL Amendment”), among CBLC, the other borrowers party thereto, the lenders party thereto and the ABL Agent.

The ABL Amendment increased the total revolving commitments under the ABL Credit Facility by $75 million, from a total of $475 million to a total of $550 million. The ABL Amendment also made certain modifications to the ABL Credit Facility to permit the refinancing contemplated by the Term Loan Agreements referred to below (together with the ABL Amendment, the “Refinancing.”)

Term Loan Agreements

On March 22, 2013, CBLC entered into a Term Loan B Credit Agreement (the “Term Loan B Agreement”), by and among CBLC, ACLI, the lenders party thereto and Bank of America, N.A., as administrative agent (the “Term B Agent”), which provides for a secured term loan of $450 million with a scheduled maturity date of September 22, 2019 (the “Term Loan B”). Borrowings bear interest at a floating rate which can be, at CBLC’s option, either (i) a LIBO borrowing rate for a specified interest period plus an applicable margin or, (ii) a base rate plus an applicable margin, subject to a LIBO rate floor of 1.25% per annum or a base rate floor of 2.25% per annum, as applicable. The applicable margin for the Term Loan B is 6.25% per annum for LIBO rate loans and 5.25% per annum for base rate loans. CBLC’s obligations under the Term Loan B will be guaranteed by ACLI and each of its current and future direct and indirect wholly owned domestic subsidiaries (the “Subsidiary Guarantors”) (subject to customary exceptions) , and will be secured by a first lien on the real property and equipment owned by Jeffboat LLC (“Jeffboat Released Assets”) and a second lien on substantially all of their other assets (second in priority to the liens securing the ABL Credit Facility and other permitted liens), including capital stock of subsidiaries (subject to certain exceptions). The Term Loan B Agreement contains customary representations and warranties and customary affirmative and negative covenants. The negative covenants are limited to the following: limitations on the incurrence of debt, liens, fundamental changes, restrictions on subsidiary distributions, transactions with affiliates, further negative pledge, asset sales, restricted payments, investments and acquisitions, amendments of certain debt documents and organizational documents, prepayments of junior debt and changes in business. The negative covenants are subject to the customary exceptions. There are no financial covenants included in the Term Loan B Agreement.

On March 22, 2013, CBLC also entered into a Term Loan C Credit Agreement (the “Term Loan C Agreement”, and together with the Term Loan B Agreement, the “Term Loan Agreements”), by and among CBLC, ACLI, the lenders party thereto and Bank of America, N.A., as administrative agent (the “Term C Agent”), which provides for a secured term loan of $200 million with a scheduled maturity date of March 22, 2020 (the “Term Loan C”). Borrowings bear interest at a floating rate which can be, at CBLC’s option, either (i) a LIBO borrowing rate for a specified interest period plus an applicable margin or, (ii) a base rate plus an applicable margin, subject to a LIBO rate floor of 1.25% per annum or a base rate floor of 2.25% per annum, as applicable. The applicable margin for the Term Loan C is 9.50% per annum for LIBO rate loans and 8.50% per annum for base rate loans. CBLC’s obligations under the Term Loan C will be guaranteed by ACLI and the Subsidiary Guarantors under the Term Loan B Agreement, and will be secured by a second lien on the Jeffboat Released Assets (second in priority to the liens securing the Term Loan B) and a third lien on substantially all of their other assets (third in priority to the liens securing the ABL Credit Facility, the Term Loan B and other permitted liens). The Term Loan C Agreement contains customary representations and warranties and customary affirmative and negative covenants, consistent with the Term Loan B Agreement. There are no financial covenants included in the Term Loan C Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Form 8-K is hereby incorporated into this Item 2.03.

Item 8.01. Other Events.

On March 22, 2013, a portion of the net proceeds from the Refinancing were used to satisfy and discharge the obligations of CBLC and the Company under the indentures governing the 12 1/2% Notes and PIK Notes, respectively. In connection therewith, all of the Notes will be redeemed following the expiration of the requisite 30-day notice period set forth in each of the indentures (“Redemption Date”), which notice period begins on March 22, 2013.

The PIK Notes will be redeemed at 105% of the principal amount thereof plus accrued and unpaid interest to, but not including, the Redemption Date. The 12 1/2% Notes will be redeemed at 100% of the principal amount thereof plus the Applicable Premium (as defined in the indenture governing the 12 1/2% Notes) and accrued and unpaid interest to, but not including, the Redemption Date.

In addition, proceeds of the Refinancing will fund a $207 million dividend to the shareholders of the Company’s ultimate parent, Finn Holding Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACL I CORPORATION

Date: March 22, 2013	By:	/s/ Dawn R. Landry
Dawn R. Landry
Senior Vice President and General Counsel